UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2009

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The Finish Line, Inc.
(Exact Name of Registrant as Specified in Charter)

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Indiana	0-20184	35-1537210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3308 North Mitthoeffer Road, Indianapolis, Indiana	46235
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 899-1022

N/A
(Former Name or Former Address, if Changed Since Last Report)

____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On June 21, 2009, The Finish Line, Inc. (the “Company”) and its wholly owned subsidiary The Finish Line Man Alive, Inc. (“Man Alive”) entered into an Asset Purchase Agreement (the “Agreement”) with Man Alive Acquisitions, LLC (“MA”), an entity controlled by Jimmy Khezrie, the owner and operator of Jimmy Jazz stores, under which MA will assume certain assets and liabilities of Man Alive. Both the Company and over eighty separate entities which are affiliated with MA have joined the Agreement to guaranty the obligations of Man Alive and MA under the Agreement, respectively.

The assets (the “Assets”) to be acquired by MA include all of Man Alive’s leasehold interests, excluding the leasehold interest in Man Alive’s corporate headquarters (the “Leases”), all furniture, fixtures and equipment at Man Alive’s retail stores, the inventory in the stores and in the Company's distribution center (“Received Inventory”), the inventory under open purchase order commitments (the “Ordered Inventory”), and all intellectual property of Man Alive, including the “Man Alive” and “Decibel” trademarks and trade names. No other significant assets will be purchased by MA.

The principal liability to be assumed by MA is Man Alive’s liability for the Leases.  Consents to the assignment of the Leases have been received from substantially all the landlords (the “Landlord Agreements”).  MA must use its best efforts to obtain the remaining Landlord Agreements with Man Alive’s assistance.  As of June 21, 2009, there were only two Landlord Agreements which had not yet been obtained.

In consideration for MA assuming the liabilities described above and in the Agreement, MA will receive the Assets as well as a purchase price rebate (the “Purchase Price Rebate”) from Man Alive.  The Purchase Price Rebate will be equal to the sum of $8.25 million plus an amount equal to Man Alive’s gift card liability, minus an amount equal to forty percent (40%) of the sum of the value of (A) the value of the Received Inventory in excess of $7.5 million, plus (B) the value of the Ordered Inventory.

The Purchase Price Rebate is payable in three components. Man Alive will pay MA at closing the Purchase Price Rebate less (A) the Escrow Amount (as hereafter defined) and (B) a $2 million installment payment. The Escrow Amount, which will not be known until closing as described below, will be paid by Man Alive to a third party escrow agent.  The $2 million installment payment will be paid by Man Alive in 12 equal monthly installments beginning the month after closing.

The Escrow Amount will be composed of the following components. First, $2.25 million will be held in escrow and used to reimburse MA for payments to landlords for August, September and October, 2009 rents. After these amounts are billed, the parties will reconcile the actual amounts paid to the landlords for this period, with the Company and Man Alive reimbursing MA the shortfall, if any, on January 4, 2010. In addition, approximately $2.26 million will be held in escrow, representing the aggregate estimated amount of rent and additional rent payable for a limited period following the three-month payment period described above for any non-assigned leases, assigned leases for which the Company and Man Alive have not been unconditionally released, and leases guaranteed by the Company beyond the closing. The escrow amount will be adjusted at the closing date for any changes prior to that time resulting from obtaining additional lease assignments, unconditional releases, or releases of guarantees by the Company.

MA will hire all Man Alive field staff at the store locations.

Following the closing, Man Alive and the Company will indemnify Buyer against the amount of any damages, liabilities, losses, expenses and claims suffered by Buyer as a result of any breaches by Man Alive or the Company of its or their representations, warranties, covenants and obligations (including obligations to discharge all pre-closing liabilities).  The indemnity obligations are subject to a deductible basket of $50,000, a time limit of 18 months, and an aggregate limitation of $3 million, subject to certain exceptions including covenants and certain fundamental representations and warranties.

The Agreement contains certain limited conditions to closing that would allow MA to terminate the Agreement, and the parties have provided that the closing will occur on July 3, 2009 to be effective at 11:59 p.m. on July 4, 2009.

The foregoing summary of the key terms of the Asset Purchase Agreement is qualified in its entirety by the full text of the Asset Purchase Agreement, attached hereto as Exhibit 2.1 and incorporated herein by reference.

On June 22, 2009, the Company issued a press release announcing its entry into the Asset Purchase Agreement and the plan to exit the Man Alive business.  A copy of the Company’s press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 2.02. Results of Operations and Financial Condition.

On June 22, 2009, the Company issued a press release reporting preliminary financial results for the thirteen weeks ended May 30, 2009.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. This information, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 21, 2009, the Company and Man Alive entered into an Asset Purchase Agreement pursuant to which they will sell and transfer certain assets and liabilities of Man Alive.  Also, as of June 22, 2009, this plan to exit the Man Alive business was communicated to the affected employees.

A description of the Asset Purchase Agreement transaction is included in Item 1.01 of this Current Report and is incorporated herein.  As a result of exiting the Man Alive business, the Company expects to focus its time and resources on its core Finish Line business.  The closing of the Asset Purchase Agreement is expected to occur on July 3, 2009, to be effective at 11:59 p.m. on July 4, 2009.

The disposition of Man Alive will be accounted for as a discontinued operation in the second quarter ending August 29, 2009. The Company will make cash payments under the Asset Purchase Agreement of approximately $7 million, with approximately $5 million of that cash payment due at the closing and the remainder payable in 12 equal monthly installments.  In addition to this cash charge, the Company expects to take a pre-tax charge of approximately $13-$18 million related primarily to inventory and long-term asset write-offs.  The Company estimates that included in these pre-tax charges will be approximately $0.6 million in one-time severance-related charges.

Accordingly, the Company estimates that the total pre-tax charge expected to be recorded in connection with its exit from the Man Alive business will be approximately $20-$25 million.  In addition, the Company estimates that the portion of the charge that will result in future cash expenditures will be approximately $6-$8 million for payment primarily of open purchase order commitments for inventory.  The Company anticipates that substantially all cash amounts should be paid within the current fiscal year ending February 27, 2010.

On June 22, 2009, the Company issued a press release disclosing the Asset Purchase Agreement and the plan to exit the Man Alive business.  A copy of the Company’s press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

2.1	Asset Purchase Agreement, dated June 21, 2009
99.1	Press Release issued June 22, 2009

Forward Looking Statements

This Current Report on Form 8-K contains forward looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding anticipated charges, cash expenditures and cost savings associated with exiting the Man Alive business pursuant to the Asset Purchase Agreement.  These forward looking statements may involve known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed in or implied by such forward looking statements.

Factors relating to the proposed MA transaction that could cause actual results to differ materially include, but are not limited to: the announcement of, but failure to close, the sale to MA, in which event performance of the Man Alive business is likely to deteriorate further, including, but not limited to, further declining sales and the loss of customers and employees. Factors that could result in the failure of the proposed MA transaction to close include, but are not limited to, the failure of either party to satisfy any of their conditions to closing under the definitive agreement. In addition, the failure of MA to discharge its post-closing liabilities under the leases it is assuming from Man Alive or the failure of the Company to obtain all the consents of the landlords to allow the assignment of the leases, could cause actual results of the Company to differ materially since either such event could result in certain liabilities remaining with the Company.

Other factors that could cause results of the Company to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees; the effect of economic conditions including conditions resulting from the current turmoil in the financial services industry, depressed demand in the housing market and unemployment rates; management of growth, the outcome of litigation, and the other risks detailed in the Company’s Securities and Exchange Commission filings.

The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Finish Line, Inc.

Date: June 22, 2009	By:	/s/ Edward W. Wilhelm
Edward W. Wilhelm Executive Vice President – Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit	Location

2.1	Asset Purchase Agreement, dated June 21, 2009	Attached
99.1	Press Release issued June 22, 2009	Attached